31

                                    CDI CORP.
                            ARTICLES OF INCORPORATION

                (filed with the Pennsylvania Department of State
                 on July 30, 1985 and as amended on May 8, 1990)


          1. Name. The name of the corporation is CDI Corp.

          2. Registered Office. The location and post office address of the corporation's registered office in Pennsylvania is Ten Penn Center Plaza, Philadelphia, Pennsylvania 19103.

          3. Purpose. The purpose or purposes of the corporation are to have unlimited power to engage in and to do any lawful act concerning any or all lawful business, including manufacturing, processing, research and development, for which corporations may be incorporated under the Pennsylvania Business Corporation Law.

          4. Term. The term for which the corporation is to exist is perpetual.

          5. Capital. The aggregate number of shares which the corporation shall have authority to issue is 104,174,891 shares consisting of:

                (a) 1,000,000 shares of preferred stock, $.10 par value;
                (b) 100,000,000 shares of Common Stock, $.10 par value; and
                (c)  3,174,891 shares of Class B Common Stock,
                     $.10 par value.

          A. Preferred Stock. The board of directors of the corporation shall have the power by resolution to (a) provide for the issuance of preferred shares in series, (b) determine the number of shares in any such series, and (c) fix the designations, preferences, qualifications, limitations, restrictions and special or relative rights of preferred shares of any series thereof.

          B. Common Stock.

               (1) Subject to any limitations prescribed in accordance with
Article 5A above, the holders of the Common Stock shall be entitled to participate in, equally per share, and to receive dividends if, as and when, the same may be, from time to time, declared upon such stock by the Board of

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Directors. Dividends may be declared on shares of Common Stock without any dividends being declared on shares of Class B Common Stock; provided that no dividend payable in Common Stock or any other class or classes of stock may be declared on the Common Stock, unless, and only unless, a dividend in the same precise ratable amount payable at the same time in Class B Common Stock, or in such other class or classes of stock simultaneously be declared on the Class B Common Stock.

               (2) No stock split-up or other change of the Common Stock into a different number of shares of the same or any other class or classes of stock shall be made unless, and only unless, at the same time, a split-up or change in the shares of Class B Common Stock shall be made in the same precise ratable manner and amount.

               (3) Subject to any limitations prescribed in accordance with
Article 5A above, in the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled to share ratably on a share for share basis with the holders of the Class B Common Stock in distribution of the assets of the corporation, then available for distribution to the shareholders of the Common Stock and Class B Common Stock.

           C.   Class B Common Stock.

               (1) Subject to any limitations prescribed in accordance with
Article 5A above, the holders of the Class B Common Stock shall be entitled to participate in, equally per share, and to receive dividends if, as and when, the same may be, from time to time, declared upon such stock by the Board of Directors. No dividend shall be declared on any shares of Class B Common Stock, however, unless simultaneously a dividend in the same or greater amount is declared upon each share of the Common Stock payable at the same time; provided that no dividend payable in Common Stock or any other class or classes of stock may be declared on the Common Stock in a greater amount than any dividend payable in Class B Common Stock or any other class or classes of stock which may be declared on the Class B Common Stock; and provided further that in the event that a dividend is declared on the Class B Common Stock payable in shares of Class B Common Stock, the dividend required by this paragraph (1) to be paid on the Common Stock may be payable in shares of Common Stock instead of shares of Class B Common Stock.

               (2) Any holder of Class B Common Stock may, at

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                                                                              33
his option, convert all or any part of such Class B Common Stock into Common Stock at the rate of one (1) share of Common Stock for each share of Class B Common Stock, upon presentation and surrender to the corporation at its principal office, or to any agency maintained for the transfer of Class B Common Stock, of the certificates for such Class B Common Stock so to be converted, duly endorsed for transfer; and thereupon the holders of such Class B Common Stock shall be entitled to receive in exchange therefor, a certificate or certificates for fully paid and non-assessable shares of Common Stock. The Class B common Stock shall be deemed to have been converted and the person converting the same to have become a holder of record of Common Stock for the purpose of receiving dividends and for all other purposes whatsoever, as of the date when the certificate or certificates for such Class B Common Stock are presented and surrendered to the corporation as aforesaid, provided, however, that no share of Class B Common Stock surrendered for conversion after the date of declaration of and before or on the record date for a dividend on Common Stock shall be converted into Common Stock during such period.

               (3) The corporation shall, so long as any of the Class B Common Stock is outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Class B Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of the Class B Common Stock then outstanding. The corporation shall, from time to time, if necessary, amend its Articles of Incorporation to increase its authorized capital stock and take such other action as may be necessary to permit the issuance from time to time of the shares of Common Stock as fully paid and non-assessable shares, upon the conversion of the Class B Common Stock as herein provided.

               (4) The corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon conversion of Class B Common Stock as herein provided. The corporation shall not be required, however, to pay any transfer or other taxes by reason of the issuance of such Common Stock in names other than those in which the Class B Common Stock surrendered for conversion may stand, and no conversion or issuance of Common Stock shall be made unless and until the person requesting such issuance has paid to the corporation the amount of any such tax or has established to the satisfaction of the corporation and its transfer agent, that such tax has been paid.

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               (5) Class B Common Stock surrendered to the corporation upon conversion thereof into Common Stock shall be cancelled and shall not be reissued and no Class B Common Stock shall be issued in lieu thereof or in exchange therefor.

               (6) No stock split-up or other change of the Class B Common Stock into a different number of shares of the same or any other class or classes of stock shall be made unless, and only unless, at the same time a split-up or change in the shares of Common Stock shall be made in the same precise ratable manner and amount.

               (7) Subject to any limitations prescribed in accordance with
Article 5A above, in the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, the holders of Class B Common Stock shall be entitled to share ratably on a share for share basis with the holders of the Common Stock in distribution of the assets of the corporation then available for distribution to the shareholders of the Common Stock and Class B Common Stock.

           D.   Voting Rights.

               (1) The holders of Common Stock and Class B Common Stock voting as one class shall have the exclusive right to vote, except as provided by the resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, or except as expressly provided in Article 5A above.

               (2) Such voting rights of the Common Stock and Class B Common Stock shall be non-cumulative on all matters submitted to the shareholders, including the election of directors; provided, however, that no change in the Articles of Incorporation, as amended, which would affect the Common Stock and Class B Common Stock unequally and either class adversely, shall be made without the affirmative vote of no less than two-thirds of interest of each such class.

               (3) A majority of the issued and outstanding combined Common Stock and Class B Common Stock shall constitute a quorum for the election of directors.

           6.   Vote Required for Certain Significant Transactions.

           A.   Higher Vote for Certain Significant Transactions.

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                                                                              35

           In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Part B of this
Article 6:

               (1) any merger or consolidation of the corporation or Subsidiary (as hereinafter defined) with (a) any Related Person (as hereinafter defined) or
(b) any other corporation (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of a Related Person; or

               (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions within a two year period) to or with any Related Person of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more; or

               (3) the issuance or transfer by the corporation or any subsidiary (in one transaction or a series of transactions within a two year period) of greater than two percent (2%) of the then outstanding shares of capital stock of the corporation (or subsidiary) entitled to vote generally in the election of directors (the "Voting Stock") to any Related Person or any Affiliate of any Related Person in exchange for cash, securities or other property (or a combination thereof). This sub-Part A(3) will not apply to exercises of options or stock appreciation rights granted prior to September 19, 1983; or

               (4) the purchase by the corporation or any Subsidiary (in one transaction or a series of transactions within a two year period) of greater than three percent (3%) of the then outstanding Voting Stock of the corporation or any Subsidiary in exchange for cash, securities or other property (or a combination thereof); or

               (5) the adoption of any plan or proposal for the liquidation (partial or complete) or dissolution of the corporation proposed by or on behalf of a Related Person or any Affiliate of any Related Person; or

               (6) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the

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                                                                              36

proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any subsidiary which is directly or indirectly owned by any Related Person or any Affiliate of any Related Person;

shall require the affirmative vote of the holders of at least:

               (1) 95% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class; or

               (2) 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, inclusive of a majority of the voting power of those shares of Voting Stock which are not beneficially owned by the Related Person or an Affiliate of the Related Person.

For purposes of this Article 6, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article 5 of the Articles of Incorporation. Such affirmative vote (referred to throughout this Article 6 as the "supermajority vote") shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

           The term "Significant Transaction" as used in this Article 6 shall mean any transaction which is referred to in any one or more of clauses
(1) through (6) of Part A of this Article 6.

           B.   When Higher Vote is Not Required.

                The provisions of Part A of this Article 6 shall not be applicable to any particular Significant Transaction, and such Signification Transaction shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs (1) and (2) are met:

               (1) Approval by Continuing Directors. The Significant Transaction shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

               (2) Price and Procedure Requirements. All of the following conditions shall have been met:

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                                                                              37

                    (a) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Significant Transaction of consideration other than cash to be received per share by holders of Common Stock in such Significant Transaction shall be at least equal to the highest of the following:

                         (i) (if applicable) the highest per share price
(including any brokerage commissions, transfer taxes and soliciting dealers' fees and as adjusted to reflect any subsequent stock split, stock dividend, reverse stock split or other reclassification) (a) paid by the Related Person for any shares of Common Stock acquired by it within the five-year period immediately prior to the first public announcement of the proposal of the Significant Transaction (the "Announcement Date") or (b) in the transaction in which it became a Related Person, whichever is higher;

                         (ii) the Fair Market Value per share of Common Stock on
the Announcement Date or on the date on which the Related Person became a Related Person (such latter date is referred to in this Article 6 as the "Determination Date"), whichever is higher;

                         (iii) (if applicable) the price per share equal to the
Fair Market Value per share of Common Stock determined pursuant to paragraph 2(a)(ii) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees and as adjusted to reflect any subsequent stock split, stock dividend, reverse stock split or other reclassification) paid by the Related Person for any shares of Common Stock acquired by it within the five-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such five-year period upon which the Related Person acquired any shares of Common Stock; and

                         (iv) the price per share equal to the Total Enterprise
Value (as hereinafter defined) as of the Announcement Date -or the Determination Date, whichever is higher, divided by the total number of shares of Common Stock outstanding at the time of the Significant Transaction.

                    (b) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Significant Transaction of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock (other than Institutional Voting Stock, as

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                                                                              38

hereinafter defined) shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph 2(b) shall be required to be met with respect to every class of outstanding Voting Stock (other than Institutional Voting Stock), whether or not the Related Person has previously acquired any shares of a particular class of Voting Stock):

                         (i) (if applicable) the highest per share price
(including any brokerage commissions, transfer taxes and soliciting dealers' fees and as adjusted to reflect any subsequent stock split, stock dividend, reverse stock split or other reclassification) paid by the Related Person for any shares of such class of Voting Stock acquired by it (1) within the five-year period immediately prior to the Announcement Date or (2) in the transaction in which it became a Related Person, whichever is higher;

                         (ii) (if applicable) the highest preferential amount
per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                         (iii) the Fair Market Value per share of such class of
Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                         (iv) (if applicable) the price per share equal to the
Fair Market Value per share of such class of Voting Stock determined pursuant to paragraph 2(b)(iii) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes soliciting dealers' fees and as adjusted to reflect any subsequent stock split, stock dividend, reverse stock split or other reclassification) paid by the Related Person for any shares of such class of Voting Stock acquired by it within the five-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such class of Voting Stock on the first day in such five-year period upon which the Related Person acquired any shares of such class of Voting Stock.

                    (c) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Related Person has previously paid for shares of such class of Voting Stock. If the Related Person has paid for shares of any class of Voting Stock with varying forms of consideration,

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                                                                              39

the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

                    (d) After such Related Person has become a Related Person and prior to the consummation of such Significant Transaction: (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock; (ii) there shall have been (a) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (b) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iii) such Related Person shall not have become the beneficial owner of any additional shares of Voting Stock except as a part of the transaction which resulted in such Related Person becoming a Related Person.

                    (e) After such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Significant Transactions or otherwise.

                    (f) A proxy or information statement describing the proposed Significant Transaction and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the corporation at least 30 days prior to the consummation of such Significant Transaction (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

           C.   Certain Definitions

               (1) A "person" shall mean any individual, firm, corporation or other entity.

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               (2) "Related Person" shall mean any person (other than the corporation or any Subsidiary) who or which:

                    (a) is the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding Voting Stock; or

                    (b) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the voting power of the then outstanding Voting Stock; or

                    (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering with the meaning of the Securities Act of 1933.

          If two or more persons shall at any time be "Related Persons", each Related Person whose involvement in a transaction causes it to be a Significant Transaction shall (i) be treated as "the Related Person" for purposes of the application of the Price and Procedure Requirements of sub-Part B(2) to such transaction, and (ii) be treated as "the Related Person in question" for purposes of determining whether a person is a "Continuing Director" with respect to such transaction.

               (3) A person shall be a "beneficial owner" of any Voting Stock.

                    (a) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                    (b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

                    (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

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                                                                              41


               (4) For the purpose of determining whether a person is a Related Person pursuant to sub-Part C(2) of this Article 6, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such person through application of sub-Part C(3) but shall not include any other shares of Voting Stock which may be issuable pursuant to any options, or otherwise.

               (5) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on September 19, 1983.

               (6) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Related Person set forth in sub-Part C(2), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

               (7) "Continuing Director" means (a) any of John F. Curtin, George
F. Dixon, Jr., Walter R. Garrison, Christian M. Hoechst, Edgar D. Landis, Allen
I. Rosenberg, Anthony M. Waltrich and Barton J. Winokur (collectively, the "Initial Board"), (b) any successor of a person named in clause (a) above who was recommended to succeed such person by a majority of the persons who constituted the Initial Board and were members of the Board of Directors of the corporation (the "Board") at the time such successor was recommended, or (c) any member of the Board who is unaffiliated with the Related Person in question and who was recommended to become a member of the Board by a majority of Continuing Directors on the Board at the time such person was recommended.

               (8) "Fair Market Value" means: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the American Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any

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                                                                              42

system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

               (9) "Institutional Voting Stock" shall mean any class of Voting Stock which was issued to and continues to be held solely by one or more insurance companies, pension funds, commercial banks, savings banks or similar financial institutions or institutional investors.

               (10) In the event of any Significant Transaction involving a merger in which the corporation is the surviving corporation, the phrase "consideration other than cash to be received" as used in sub-Parts B(2)(a) and B(2)(b) of this Article 6 shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

               (11) The directors of the corporation shall have the power and duty to determine for the purposes of this Article 6, on the basis of information known to them after reasonable inquiry, (a) whether a person is a Related Person, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether a class of Voting Stock is Institutional Voting Stock and (e) whether any transaction is a Significant Transaction.

               (12) "Total Enterprise Value" shall mean the value, as determined in writing by a Qualified Investment Banking Firm (as hereinafter defined), of the total consideration that a willing buyer of 100% of the outstanding Common Stock of the corporation would pay to a willing seller of 100% of such stock.

               (13) "Qualified Investment Banking Firm" shall mean an investment banking firm selected by the Board (and approved by a majority of the Continuing Directors, if any) from among the ten investment banking firms headquartered in the United States of America which have participated as advisors to parties in the largest dollar volume (based on the dollar value of the consideration paid in the transaction) of merger and acquisition transactions within the last twelve month period for which such information is publicly available.

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           D.  No Effect on Fiduciary Obligations of Related Persons.

               Nothing contained in this Article 6 shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

           E.  Amendment, Repeal, etc.

               Notwithstanding any other provisions of these Articles of Incorporation or the By-Laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the By-Laws of the corporation), a supermajority vote (as defined in Part A of this Article 6) shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article 6 of these Articles of Incorporation.

          7. Control Transactions. Section 910 of the Business Corporation Law, Act. of May 5, 1933 (P.L. 364), as amended, shall not be applicable to the corporation.

          8. Incorporator. The name and post office address of the incorporator, who has subscribed for one (1) share of Common Stock, is Ethan D. Fogel, 3400 Centre Square West, 1500 Market Street, Philadelphia, Pennsylvania 19102.



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